Exhibit 99.1


                      ANTONE F. MOREIRA
                      -----------------
                      Vice President, Treasurer
                      And Chief Financial Officer
                      (201) 902-9600


          SYMS CORP REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL YEAR



SECAUCUS, NEW JERSEY, APRIL 20, 2007 - Syms Corp (NYSE:SYM), a leading off-price retailer, announced results today for their fourth quarter and fiscal year ended March 3, 2007.

The Company's net income for the fourteen weeks ended March 3, 2007 was $0.22 per share ($3.2 million) as compared to a net income of $0.16 per share ($2.4 million) for the thirteen weeks ended February 25, 2006. The Company had a net income for the fifty three weeks ended March 3, 2007 of $0.66 per share ($9.5 million) as compared to a net income of $0.23 per share ($3.4 million) for the fifty-two weeks ended February 25, 2006. In the first quarter ended May 27, 2006, the Company recorded a pre-tax gain on the sale of real estate amounting to approximately $10,424,000. This resulted from the sale of its stores located in Dallas, Texas and Rochester, New York. The Dallas store has been replaced by a leased property located in Plano, Texas.

Net sales for the fourteen weeks ended March 3, 2007 increased 3.6% to $79.5 million compared to $76.8 million for the thirteen weeks ended February 25, 2006. Net sales for the fifty three weeks ended March 3, 2007 were $281.2 million versus $280.4 million for the fifty two week period ended February 25, 2006, an increase of .3%. Comparable store sales were up 1.2% for the year and 4.8% for the quarter. The Company estimates that the extra week in the fourth quarter and fiscal year ended March 3, 2007 added approximately $3,600,000 in net sales compared to the previous fiscal periods ended February 25, 2006.

Syms Corp currently operates a chain of thirty four "off-price" apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

CERTAIN INFORMATION IN THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995) AND INFORMATION RELATING TO THE COMPANY THAT ARE BASED ON THE BELIEFS OF THE MANAGEMENT OF THE COMPANY, AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE MANAGEMENT OF THE COMPANY. WHEN USED IN THIS PRESS RELEASE, THE WORDS "ANTICIPATE", "BELIEVE", "ESTIMATE", "EXPECT", "INTEND", "PLAN" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY, IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS REFLECT THE CURRENT VIEWS OF THE COMPANY WITH RESPECT TO FUTURE EVENTS, THE OUTCOME OF WHICH IS SUBJECT TO CERTAIN RISKS, INCLUDING, AMONG OTHERS, GENERAL ECONOMIC AND MARKET CONDITIONS, DECREASED CONSUMER DEMAND FOR THE COMPANY'S PRODUCT, POSSIBLE DISRUPTIONS IN THE COMPANY'S COMPUTER OR TELEPHONE SYSTEMS, POSSIBLE

WORK STOPPAGES, OR INCREASE IN LABOR COSTS, EFFECTS OF COMPETITION, POSSIBLE DISRUPTIONS OR DELAYS IN THE OPENING OF NEW STORES OR INABILITY TO OBTAIN SUITABLE SITES FOR NEW STORES, HIGHER THAN ANTICIPATED STORE CLOSINGS OR RELOCATION COSTS, HIGHER INTEREST RATES, UNANTICIPATED INCREASES IN MERCHANDISE OR OCCUPANCY COSTS AND OTHER FACTORS WHICH MAY BE OUTSIDE THE COMPANY'S CONTROL. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS OR OUTCOMES MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED. SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS IN THIS PARAGRAPH.




                          (FINANCIAL TABLES TO FOLLOW)

                                    SYMS CORP
                        UNAUDITED STATEMENT OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                               Fourteen     Thirteen    Fifty Three    Fifty two
                                 Weeks       Weeks         Weeks         Weeks
                                 Ended       Ended         Ended         Ended
                               3/3/2007     2/25/2006     3/3/2007     2/25/2006
                               ---------    ---------    ---------     ---------

Net Sales                      $  79,535    $  76,806    $ 281,178     $ 280,389

Gross Margin                      32,178       30,411      113,289       113,076

Operating Expenses                28,044       26,211      109,852       107,859

Gain on Sale of Real Estate           44            0      (10,393)            0

Net Profit After Taxes         $   3,179    $   2,404    $   9,548     $   3,436
                               =========    =========    =========     =========

Net Profit Per Share - Basic   $    0.22    $    0.16    $    0.66     $    0.23
                               =========    =========    =========     =========

Weighted Average
Shares Outstanding - Basic        14,478       14,963       14,574        14,969
                               =========    =========    =========     =========

                                    SYMS CORP
                            UNAUDITED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                    MARCH 3,        FEBRUARY 25,
                                                      2007              2006
                                                  ------------      ------------

ASSETS:
-------

Current Assets
           Cash                                   $     27,912      $     30,007
           Receivables                                   1,726             3,158
           Merchandise Inventory                        63,809            57,469
           Other Current Assets                          9,926            18,263

           Total Current Assets                        103,373           108,897
                                                  ------------      ------------

Property & Equipment - Net                             104,323           106,702

Other Assets                                            31,863            23,520

                                                  ------------      ------------
Total Assets                                      $    239,559      $    239,119
                                                  ============      ============


Liabilities & Shareholder's Equity:
-----------------------------------

           Accounts Payable                       $     21,678      $     15,496
           Accrued Expenses                             10,064             7,784
           Other Current Liabilities                     4,200             3,785

                                                  ------------      ------------
           Total Current Liabilities                    35,942            27,065

Other Long Term Liabilities                              1,548             1,520

Shareholders' Equity                                   202,069           210,534

                                                  ------------      ------------
Total Liabilities & Capital                       $    239,559      $    239,119
                                                  ============      ============